                              FOR IMMEDIATE RELEASE

      HANDHELD ENTERTAINMENT ACQUIRES YOURDAILYMEDIA.COM FOR $1.06 MILLION;
    HANDHELD'S NETWORK OF WEB SITES NOW ATTRACTS AS MANY AS 5 MILLION UNIQUE
                               VISITORS PER MONTH

     HandHeld Entertainment's growing comedy/humor network of user-generated and user-submitted Web sites - YourDailyMedia.com, Dorks.com,
          FunMansion.com and Free STUFF! - generates one of the largest online audiences in the funny bone marketplace

SAN FRANCISCO - Dec. 18, 2006 - HandHeld Entertainment(TM) (NASDAQ: ZVUE, ZVUEW)
today announced it has acquired YourDailyMedia.com(TM) for $1.06 million
($200,000 in cash payable in January 2007, $60,000 in cash payable during the next 12 months and a five-year $800,000 note which can be converted into 186,306 shares of HandHeld Entertainment's common stock).

Launched in June 2005, YourDailyMedia.com contains a growing library of more than 4,500 "edgy" user-generated and user-submitted videos and thousands of other media selections, including photos, games, jokes and more.
YourDailyMedia.com attracts more than 1.8 million unique visitors per month and generated more than 5.8 million page views in November.

In the past 35 days, HandHeld Entertainment has acquired three leading Web site properties focused on delivering funny and humorous videos and other forms of media to customers for free. In combination, these three sites -
YourDailyMedia.com, Dorks.com(TM) and FunMansion.com(TM), along with the Free
STUFF! section of ZVUE.com(TM) - are expected to attract more than 5 million unique visitors in December.

"The acquisition of YourDailyMedia.com is a great addition to our growing online network of comedy/humorous Web sites that contain lots of user-generated and user-submitted videos and other media," said Jeff Oscodar, president and chief executive officer of HandHeld Entertainment. "We now have a solid foundation in the comedy space, a foundation that makes HandHeld Entertainment's online comedy network one of the largest in the world in terms of unique visitors and page views. But we do not intend to rest on our laurels.

"We have already begun executing our plans to maximize these assets through improved and accelerated advertising and marketing efforts, cross-promotional opportunities and building one of the best networks for online comedy in the world. We will continue to look for opportunities to maximize shareholder and customer value through our complete personal media solutions, whether that's for owners of our ZVUE(TM) personal media players, owners of other brands of PMPs or cell phones, or for users of our premium media Web site, ZVUE.com, or any of our free Web sites, such as YourDailyMedia.com."

Representative of the edgy user-generated and user-submitted videos posted recently on YourDailyMedia.com are the following:

o    Skater on Fire at Skater on Fire,

o    The Best Trick Shot at The Best Trick Shot,

o    No Smoking in the Bog at No Smoking in the Bog, and

o    Lamborghini Murcielago vs Lamp Post at Lamborghini Murcielago vs Lamp Post.

"As I came to understand HandHeld Entertainment's vision, I thought it was absolutely brilliant, and I knew YourDailyMedia.com should be a key component that vision," said Scott Worsnop, founder of YourDailyMedia.com. "My initial goal was to build a site that people everywhere would think of as their daily media fix for fun and edgy videos and other stuff. By becoming part of
HandHeld's online comedy network, I'm confident that we will be able to grow our reach and penetration to comedy lovers everywhere."

With the acquisition of YourDailyMedia.com, HandHeld Entertainment now has
nearly 11,000 videos available to its users through its network of Web sites.
These include premium music videos, anime features, television shows, movies, cartoons, independent films, documentaries, news, entertainment and sports programs from companies ranging from Sony BMG to IMG Media and from Canadian
Broadcast Corp. to Fun Little Movies, as well as free user-generated and user-submitted video selections and other forms of media.

In addition, HandHeld Entertainment announced last week the launch of ZAPP(TM)
media manager, a software product used for managing digital videos, music and photos on personal computers, ZVUE personal media players, other PMP brand players, as well as on cell phones and portable digital assistants (PDAs) that support Windows Mobile 5.0. ZAPP is available for free at
www.zvue.com/players/zapp.php.

ABOUT THE ZVUE
Available today in approximately 2,000 Wal-Mart stores throughout the United
States, as well as online at such locations as Amazon.com, the SRP $99 (US) ZVUE plays videos and MP3 files and also allows users to view digital pictures from a digital camera or home video from a camcorder. The ZVUE offers full-color video and clear audio sound that gives users a robust, on-the-go digital experience when coupled with downloadable content from HandHeld Entertainment's family of
Web sites.

ABOUT HANDHELD ENTERTAINMENT, INC.
HandHeld Entertainment is a digital-media-to-go company with a family of mass-market portable media players priced at mass-market prices as well as its own online video content store. Its ZVUE portable media players are available for purchase online and in retail locations across the U.S., while portable video lovers can visit HandHeld Entertainment's premium video content store at
www.zvue.com to buy pay-per-download videos. Customers can also download free user-generated videos and other media from the Free STUFF! section of ZVUE.com, as well as from YourDailyMedia.com, Dorks.com and FunMansion.com, wholly owned subsidiaries of HandHeld Entertainment. HandHeld Entertainment's common stock and warrants are traded on the NASDAQ Capital Market (ZVUE, ZVUEW) and Boston
Stock Market (HDE, HDEW). For more information, visit www.hheld.com/ir or call
415-495-6470.

                                      # # #

HandHeld Entertainment, YourDailyMedia.com, Dorks.com, FunMansion.com, ZVUE.com,
ZVUE and ZAPP are trademarks of HandHeld Entertainment. All other trademarks are property of their respective owners.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities
Exchange Act of 1934, and within the meaning of the Private Securities
Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth from time to time in HandHeld
Entertainment's filings with the United States Securities and Exchange
Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form
10-QSB and Current Reports on Form 8-K and other reports filed by the company with the SEC. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. As a result, investors should not place undue reliance on these forward-looking statements.

MEDIA CONTACTS FOR HANDHELD ENTERTAINMENT:

David Politis, Politis Communications, 801-523-3730(wk), 801-556-8184(cell),
dpolitis@politis.com or
--------------------

Jonathan Bacon, Politis Communications, 801-523-3730(wk), 801-660-7820(cell),
jbacon@politis.com
------------------

INVESTOR CONTACT FOR HANDHELD ENTERTAINMENT:
Robert Prag, The Del Mar Consulting Group, Inc., 858-794-9500,
bprag@delmarconsulting.com
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